October 12, 2018


Office of the Chief Accountant Securities and Exchange Commission
460 Fifth St N.W.
Washington, DC 20549 Re: Nexe Blockchain Inc.

Dear Sirs / Madams,

Audit Tax Consulting Financial Advisory
Registered with Public Company Accounting Oversight Board (PCAOB)


We have received a copy of, and are in agreement with, the statements being made by Nexe Blockchain Inc. in Item 4.02 of its Form 8-K dated
October 12, 2018 and captioned Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,



KCCW Accountancy Corp.
















KCCW Accountancy Corp.
5042 Wilshire Blvd., #30011, Los Angeles, CA 90036, USA
Tel: +1 323 867 9880 Fax: +1 323 375 0500 info@kccwcpa.com